UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

EQUITY LIFESTYLE PROPERTIES, INC.

(Name of Issuer)

Common Stock, $0.01 per share

(Title of Class of Securities)

564682102

(CUSIP Number)

Jonathan D. Wasserman, Esq.
Equity Group Investments.
2 North Riverside Plaza, Suite 600
Chicago, Illinois 60606
312-466-3505

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

October 23, 2015

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samuel Zell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		2,882,182 (1)

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		816,650

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,796,847

WITH	10	SHARED DISPOSITIVE POWER

816,650

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,698,832(1)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.3%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

(1) Includes 85,335 shares of Common Stock granted as restricted stock by the Issuer to the Reporting Person in his role as a director of the Issuer for which the restrictions have not lapsed. Until such restrictions lapse, the Reporting Person has voting power over such shares but does not have dispositive power.

(2) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock and the exercise of currently exercisable options to purchase Common Stock, if applicable.

CUSIP No. 564682102

1	NAMES OF REPORTING PERSONS Samuel Zell Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Illinois

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		816,650

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		816,650

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	816,650

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	1.0%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samstock/SZRT, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		615,548

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		615,548

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	615,548

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.7%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samstock/ZGPI, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,006

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		12,006

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,006

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	Less than 0.1%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samstock, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		892,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		892,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	892,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.1%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samstock/ZFT, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		17,774

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		17,774

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	17,774

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	Less than 0.1%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samstock/Alpha, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		17,774

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		17,774

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	17,774

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	Less than 0.1%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS SZKT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Illinois

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		196,542

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		196,542

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	196,542

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS SZMT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		196,548

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		196,548

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	196,548

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS SZJT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		196,542

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		196,542

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	196,542

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS ZFTKT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		299,970

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		299,970

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	299,970

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.4% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS ZFTMT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		299,968

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		299,968

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	299,968

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.4% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS ZFTGT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		64,280

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		64,280

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	64,280

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	Less than 0.1%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS ZFTJT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		299,970

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		299,970

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	299,970

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.4% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Zell General Partnership, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		24,066

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		24,066

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	24,066

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	Less than 0.1% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS EGI Holdings, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,159,746

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		1,159,746

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,159,746

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.4% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Chai Trust Company, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Illinois

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,677,186

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		3,677,186

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,677,186

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	4.2%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

(1) Based on 84,282,178 shares of Common Stock outstanding as of July 31, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and assuming the exchange of OP Units (as defined herein) deemed to be beneficially owned by such Reporting person for shares of Common Stock, if applicable.

CUSIP No.	564682102

This Amendment No. 2 amends and restates, where indicated, the Statement on Schedule 13D relating to the Common Stock of the Issuer filed by the Reporting Persons with the Securities and Exchange Commission on December 22, 2010, as amended on March 4, 2011. Capitalized terms used in this Amendment No. 2 but not otherwise defined herein have the meanings given to them in the initial Schedule 13D, as amended to date.

This Amendment No. 2 is being filed to reflect the 2-for-1 stock split in July 2013, reflect the current beneficial ownership of the Reporting Persons and clarify the relationship among the Reporting Persons.

Except as otherwise set forth herein, this Amendment No. 2 does not modify any of the information previously reported in the Schedule 13D, as amended to date.

ITEM 4. PURPOSE OF THE TRANSACTION

The filing of this Amendment No. 2 does not reflect an adverse change in the Reporting Persons’ views on the prospects of the Issuer, or its business, management or directors, and does not involve any disposition or acquisition of any securities of the Issuer.

ITEM 5. INTEREST IN THE SECURITIES OF THE ISSUER

(a)-(b) The Reporting Persons consist of two separate groups:

(1) The first group relates to the shares over which Mr. Zell has voting and investment power (the “Zell Group”) which include the holdings held directly by him (sole power) and the holdings of Samuel Zell Revocable Trust and Samstock/SZRT, L.L.C. (shared power in each case).

(2) The second group relates to the shares over which Chai Trust Company, LLC has voting and investment power (the “Chai Group”) which consist of the holdings of all the other Reporting Persons.

Mr. Zell is not an officer or director of the Chai Trust Company, LLC, and neither he nor any members of the Zell Group has voting or investment power over any of the shares included in the Chai Group. Neither the Chai Trust Company, LLC nor any members of the Chai Group has voting or investment power over the shares included in the Zell Group. There are no agreements between any members of either group that would require the two groups to be treated as one.

The information regarding the beneficial ownership of each of the Reporting Persons set forth in the cover pages is incorporated herein by reference. The changes from the percentages of shares outstanding beneficially owned that were reported in Amendment No. 1 reflect dilution from new issuances by the Issuer to other securityholders, not dispositions by the Reporting Persons.

(e) As of the date hereof, the aggregate beneficial ownership of the Zell Group is 4.3% of the shares of Common Stock outstanding and the aggregate beneficial ownership of the Chai Group is 4.2% of the shares of Common Stock outstanding. Accordingly, none of the Reporting Persons is required to continue to report on Schedule 13D. See Item 4.

SIGNATURES

After reasonable inquiry and to the best of the undersigneds’ knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: October 23, 2015

/s/ SAMUEL ZELL
Samuel Zell

Samuel Zell Revocable Trust Samstock/SZRT, L.L.C.
Each by:	/s/ SAMUEL ZELL
Name:	Samuel Zell
Title:	Trustee of Samuel Zell Revocable Trust

Samstock/ZGPI, L.L.C.
Samstock, L.L.C.
Samstock/ZFT, L.L.C.
Samstock/Alpha, L.L.C.
SZKT Holdings, L.L.C.
SZMT Holdings, L.L.C.
SZJT Holdings, L.L.C.
ZFTKT Holdings, L.L.C.
ZFTMT Holdings, L.L.C.
ZFTGT Holdings, L.L.C.
ZFTJT Holdings, L.L.C.
Zell General Partnership, Inc.
EGI Holdings, Inc.

Each by:	/s/ PHILIP G. TINKLER
Name:	Philip G. Tinkler
Title:	Vice President

CHAI TRUST COMPANY, LLC
By:	/s/ JAMES G. BUNEGAR
Name:	James G. Bunegar
Title:	Vice President